Exhibit 4.27

ENGLISH TRANSLATION OF SPANISH DOCUMENT

PURE LEASING AGREEMENT ENTERED INTO BY DESARROLLADORA DE PROYECTOS HIDROELÉCTRICOS, S.A. DE C.V., HEREINAFTER “THE LESSOR,” REPRESENTED IN THIS ACT BY MR. ALFREDO SÁNCHEZ GÓMEZ, ENGINEER, IN HIS ROLE AS LEGAL REPRESENTATIVE, AS THE PARTY OF THE FIRST PART; AND, AS THE PARTY OF THE SECOND PART, BY MINERA SAN XAVIER, S.A. DE C.V., HEREINAFTER “THE LESSEE,” REPRESENTED IN THIS ACT BY ATTORNEY LUIS RODOLFO RODRÍGUEZ, IN HIS ROLE AS GENERAL LEGAL REPRESENTATIVE FOR ADMINISTRATIVE ACTS , IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES:

RECITALS

I.

“THE LESSOR,” through its Legal Representative, states that:

I.1

It is a duly established company legally in existence pursuant to the laws of the Mexican Republic, as is demonstrated by Notarial Instrument Number 165,204 dated December 14, 2006, signed before Notary Public Number 38 of Mexico City, Federal District, Attorney Jesús Castro Figueroa, in his legal capacity, which is pending registration in the Public Registry of Property and Commerce of Mexico City, Federal District.

I.2

Its representative in this transaction has sufficient authority to enter into this Leasing Agreement, as is demonstrated with the Notarial Instrument referred to in paragraph I.1. of this section, and said authority has not been revoked from him, limited, or modified in any way whatsoever.

I.3

Its corporate objective includes the purchase, sale, and leasing of instruments, machinery, vehicles, equipment, parts, replacement parts, and materials for the construction industry in general, and the contracting and operation of the various branches of engineering in all their aspects of pure and applied research, including design, planning, and construction, as well as signing all acts, agreements, and contracts necessary or advisable to accomplish that objective.

I.4

Through Master Pure Leasing Agreement No. 319 dated December 26, 2006, entered into between DESARROLLADORA DE PROYECTOS HIDROELÉCTRICOS, S.A. DE C.V. “Original Lessee of the Leased Goods” and GE CAPITAL CEF MÉXICO, S. DE R.L. de C.V. “Original Lessor of the Leased Goods” “Original Leasing Agreement,” the Lessee obtained the use of the Leased Goods and pursuant to the terms of the above-cited leasing agreement, through a previously formulated communication, the Original Lessor of the Leased Goods authorized this Leasing Agreement to be entered into by the parties who sign this Agreement.

I.5

For all matters related to this contract, it indicates its contractual domicile as Minería No. 145, edificio B tercer piso, Colonia Escandón, C.P. 11800, in Mexico City, Federal District.

I.6

It wishes to enter into this Leasing Agreement in accordance with the terms and conditions set forth in the body of this instrument.

II.

“THE LESSEE,” through its General Legal Representative, states:

II.1

That it is a company duly established and organized pursuant to the laws of the Mexican Republic, as is demonstrated by Notarial Instrument Number 50,650 signed before Notary Public Number 140 of Mexico City, Federal District, Attorney Jorge Alfredo Domínguez Martínez, in his legal capacity, dated March 18, 1994, and registered in the Public Registry of Property and Commerce of the State of San Luis Potosí, under Commercial Page Number 21,947.

II.2

That its General Legal Representative in this transaction has sufficient authority to enter into this Leasing Agreement, to bind the LESSEE to the terms of this instrument, and that the authority granted to him has not to date been revoked from him, modified, or diminished in any way whatsoever, granting him general power of attorney for Acts of Administration so that he may sign and execute contracts and agreements on behalf and in representation of the company, as is set forth in Notarial Instrument Number 71,451 dated May 30, 2005, signed before the practicing Notary in the service of Notary Public Office Number Eleven, in his legal capacity, with said Notary Office being headed up by Attorney Bernardo González Courtade of the city of San Luis Potosí, capital of the State of San Luis Potosí, and duly registered in the Public Registry of Property and Commerce of the State of San Luis Potosí.

II.3

According to the Federal Taxpayer Registration I.D. card issued by the Department of the Treasury and Public Credit, its Federal Taxpayer Registration is: MSX940318C41 and its Employer Registration Number with the Mexican Social Security Institute is: E397052410-2.

II.4

That for all matters related to this contract, it indicates its contractual domicile as Camino Cerro de San Pedro No. 200, Fraccionamiento la Zapatilla, in the Municipality of Cerro de San Pedro, S.L.P., C.P. 78440.

II.5

That it wishes to enter into this Leasing Agreement in accordance with the terms and conditions set forth in the body of this instrument.

II.6

Both “THE LESSEE” and “THE LESSOR” agree that this Leasing Agreement is subordinate to the Original Leasing Agreement, in keeping with the conditions, rights, and obligations contained in said Original Leasing Agreement.

Based on the foregoing, the parties agree to abide by the following:

CLAUSES

ONE. PURPOSE AND TERM OF THE LEASING AGREEMENT. “THE LESSOR” leases in favor of “THE LESSEE” the LEASED GOODS described in the corresponding exhibit, agreed to for an obligatory, non-extendable term of 36 (THIRTY-SIX) months minimum, which shall be the term of the leasing agreement, and which shall start on JANUARY 1, 2008 and end on DECEMBER 31, 2010.

Nonetheless, if prior to the expiration of this Leasing Agreement “THE LESSEE” wants to extend it, “THE LESSEE” hereby agrees and assumes a commitment TO PROVIDE WRITTEN NOTICE 30 days in advance to “THE LESSOR,” so that if “THE LESSOR” agrees to grant said extension, the same shall be set forth in a new written contract.

The goods (hereinafter the “LEASED GOODS”), are described as follows, as Exhibit No. 1:

ECONOMIC No.	DESCRIPTION	MAKE	MODEL	SERIAL NO.	MINIMUM ASSOCIATED HOURS	HOURLY RENTAL FEE US$
5TA152Z7001	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00357	300	76.71
5TA152Z7002	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00358	300	76.71
5TA152Z7003	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00365	300	76.71
5TA152Z7004	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00372	300	76.71
5TA152Z7005	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00376	300	76.71
5TA152Z7006	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00364	300	76.71
5TA152Z7007	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00385	300	76.71
5TA152Z7008	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00386	300	76.71
5TA152Z7009	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00387	300	76.71
5TA152Z7011	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00393	300	76.71
5TA152Z7012	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00394	300	76.71
5TA152Z7013	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00409	300	76.71
5TA152Z7014	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00411	300	76.71
5TA152Z7015	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00414	300	76.71
5TA152Z7016	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00415	300	76.71
5TA152Z7017	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00416	300	76.71
5TA152Z7018	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00629	300	76.71
5TA152Z7019	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00632	300	76.71
5TA152Z7020	RIGID DUMP TRUCK	CATERPILLAR	773E	BDA00633	300	76.71
2KA152Z0010	RIGID DUMP TRUCK	TEREX	TR-60	T8391048	300	76.71
2KA152Z0011	RIGID DUMP TRUCK	TEREX	TR-60	T8391051	300	76.71
2KA152Z0012	RIGID DUMP TRUCK	TEREX	TR-60	T8391052	300	76.71
2KA152Z0013	RIGID DUMP TRUCK	TEREX	TR-60	T8391053	300	76.71
2KA152Z0014	RIGID DUMP TRUCK	TEREX	TR-60	T8391054	300	76.71
2KA152Z0015	RIGID DUMP TRUCK	TEREX	TR-60	T8391055	300	76.71
5TA212Z7004	EXCAVATOR	CATERPILLAR	385B	FDL00206	300	87.88
5TA223Z7005	WHEEL LOADER	CATERPILLAR	988G	BNH00734	300	83.18
5TA223Z7006	WHEEL LOADER	CATERPILLAR	988G	BNH00685	300	83.18
5TA223Z7007	WHEEL LOADER	CATERPILLAR	990-II	BCR00201	300	123.08
5TA223Z7008	WHEEL LOADER	CATERPILLAR	990-II	ABCR00217	300	123.08
5TA223Z7009	WHEEL LOADER	CATERPILLAR	990-II	EBCR00206	300	123.08
5TA740Z7002	TRACTOR	CATERPILLAR	D8R-II	AKA00728	300	66.00
5TA740Z7003	TRACTOR	CATERPILLAR	D8R-II	AKA00742	300	66.00
5TA740Z7005	TRACTOR	CATERPILLAR	D8R-II	AKA00746	300	66.00

DESCRIPTION	MAKE	MODEL	MIN. HRS	HOURLY COST IN US$					TOTAL
			Average	RENT/HR DEP.	Maintenance	Wear and Tear.	Tires	Maintenance or Shop
RIGID DUMP TRUCK	CATERPILLAR	773E	300	52.33	7.05	0.00	11.33	6.00	76.71
TRACK EXCAVATOR	CATERPILLAR	385B	300	60.63	16.50	3.50	0.00	7.25	87.88
WHEEL LOADER	CATERPILLAR	988G	300	55.48	9.20	1.25	10.00	7.25	83.18
WHEEL LOADER	CATERPILLAR	990-II	300	84.33	11.50	1.75	15.00	10.50	123.08
TRACK TYPE TRACTOR	CATERPILLAR	D8R-II ( D8T )	300	44.20	10.20	3.10	0.00	8.50	66.00

The LEASED GOODS listed above may be replaced by other equipment, upon a written request made by “THE LESSEE” to “THE LESSOR” at least 10 calendar days in advance of the intended replacement.

“THE LESSEE” may decline to lease one or more of the items comprising the foregoing list, but at no time may the units actually leased be fewer than 21 trucks of the 773 or Terex type, 5 loaders, and 3 tractors. Accordingly, the payment of the monthly rent may undergo variations with respect to the total quantity of the equipment actually and in fact leased. On the other hand, if “THE LESSOR” requires a larger quantity of units of equipment or machinery or goods that as a whole comprise the LEASED GOODS, in all such cases, the payment of the monthly rent shall be updated as a function of the units actually leased.

Both parties expressly agree that the application of the payment for minimum associated hours shall apply only to the equipment described as the minimum in the preceding paragraph, and the remaining equipment shall be considered “reserve equipment,” and therefore THE CONCEPT OF MINIMUM ASSOCIATED HOURS SHALL NOT APPLY; this equipment may be used to ensure the physical availability of the fleet and to make it possible to meet the production schedule stipulated by “THE LESSEE.”

“THE LESSOR” agrees and assumes an obligation vis-à-vis “THE LESSEE” to keep all the equipment listed in the foregoing table at the site where the leased goods will be used, and the sole commitment for “THE LESSEE” is the above-mentioned minimum use.

TWO. LEASING PRICE. Both parties agree that the leasing price is as stipulated in Exhibit No. 1, which forms an integral part of this leasing agreement. The corresponding billing, in addition, shall consider Value Added Tax (VAT); the exchange rate that will apply shall be the one corresponding to the date of payment, as published in the Official Gazette of Mexico.

Furthermore, “THE LESSEE” shall pay for the excess or additional hours that exceed the three hundred monthly hours, and they shall be paid at the agreed upon hourly price established in the column entitled “HOURLY RENTAL FEE US$” in the above-referenced table, applicable to the minimum equipment.

The rent payments shall be made for monthly periods, in advance. Thus, “THE LESSEE” shall make the first monthly rent payment upon the signing of this instrument; the second and subsequent payments shall be made on the same day of the subsequent months.

“THE LESSEE” acknowledges and agrees that the rent during the obligatory term shall be adjusted annually beginning on January 1, 2008, taking into consideration the increase in the daily minimum wage in effect in Mexico City, Federal District announced by the National Minimum Wage Commission, as well as the impact of the manufacturer’s price of the LEASED GOODS on the replacement parts required for the equipment during the life of the Leasing Agreement.

“THE LESSOR” shall provide written notification to “THE LESSEE,” indicating the adjustments to the above-mentioned items, so that “THE LESSEE” may demonstrate its acceptance by signing the corresponding amending agreement.

The agreed price for payment of the rent under this leasing agreement shall cover the totality of the expenses necessary to keep the leased equipment physically available, and shall also include but not be limited to the following:

Rent, maintenance, short-lived equipment, tires, and all shop expenses necessary for its good and adequate maintenance, without any additional charge to “THE LESSEE.”

THREE. GUARANTEE OF AVAILABILITY OF THE LEASED EQUIPMENT. “THE LESSOR” hereby guarantees to “THE LESSEE” the physical availability of the equipment for a minimum of 480 hours per month. Said hours need not be used by “THE LESSEE,” in which case “THE LESSEE” need not pay any sum whatsoever, since that will depend upon the mining operation. The obligation of “THE LESSEE,” therefore, shall be limited to payment of the minimums agreed upon above.

In order to ensure the availability of the equipment, “THE LESSOR” agrees to keep 4 trucks and 1 loader at the site in reserve status, at no additional cost to “THE LESSEE,” and the same shall only be used to replace the above-mentioned minimum equipment and thus meet the commitment. On this reserve equipment, only the hours worked shall be charged, at the rate referenced in Exhibit 1.

FOUR. DEPOSIT. “THE LESSEE” agrees to provide the equivalent of one month of rent for the fleet as a deposit immediately following the placement of the second truck, or the placement of one truck and one loader at the “Cerro San Pedro” mining project, considering the 300 minimum hours, which is for a total of US$706,095.00 (SEVEN HUNDRED SIX THOUSAND, NINETY-FIVE DOLLARS OF THE UNITED STATES OF AMERICA 00/100), which shall be immediately invoiced and paid.

FIVE. COST OF TRANSPORTING THE LEASED EQUIPMENT. The cost of freight, permits, authorizations, insurance, and other expenses generated in transporting the equipment from the site where said equipment is currently located, which shall only cover Mexican territory, to the place where “THE LESSEE” shall use it, and in returning the equipment to its site of origin or wherever “THE LESSOR” determines that it shall be delivered within Mexican territory, shall be exclusively borne by “THE LESSEE,” without entailing any liability for “THE LESSOR.”

Furthermore, “THE LESSEE” agrees that this instrument shall expire in keeping with the term stipulated in the instrument itself. Therefore, the equipment covered under this contract shall be delivered to the agreed upon place on the agreed upon date, within a reasonable time period for its transportation to the place of destination for its return.

If the equipment is not returned to “THE LESSOR” at the agreed upon place and on the agreed upon date “THE LESSEE” shall be obligated to cover the cost of payment of the monthly rent, even if “THE LESSEE” does not continue using the equipment.

On the other hand, “THE LESSEE” agrees that diesel consumption shall be on its own exclusive account, without any liability whatsoever for “THE LESSOR.”

“THE LESSEE” agrees that the operation of the equipment shall be under its strict responsibility. Thus, any labor or other type of dispute that may ensue with its operators or workers shall be “THE LESSEE’s” exclusive responsibility. Thus, henceforth, “THE LESSEE” agrees that any type of dispute that may arise shall be directly resolved by “THE LESSEE” without “THE LESSOR’s” intervention, and “THE LESSEE” agrees to hold “THE LESSOR” harmless.

SIX. PLACE OF PAYMENT. All payments derived from this lease agreement shall be made at “THE LESSOR’s” domicile, indicated in the RECITALS, without need for collections efforts at “THE LESSEE’s” domicile. Accordingly, “THE LESSEE” agrees to make the rent payment at “THE LESSOR’s” domicile on the days indicated in the preceding clause, during office hours and/or by an electronic bank transfer to the account that “THE LESSOR” account indicates to “THE LESSEE” if both parties so agree.

SEVEN. PAYMENT OF THE LEASING PRICE. “THE LESSEE” shall pay “THE LESSOR” the totality of the agreed-upon monthly leasing price in advance (at the rate of 300 hours for the “LEASED GOODS”), within three business days following the payment date, under the terms set forth in Clause Two of this Leasing Agreement.

EIGHT. STAND BY. Both “THE LESSOR” and “THE LESSEE” accept and agree to establish the conditions under which what is called “STAND BY” shall operate in favor of “THE LESSEE.”

For purposes of this leasing agreement, “STAND BY” shall be understood to be the down time of the leased equipment, when due to conditions and/or causes attributable to “THE LESSEE,” there is some obstacle preventing “THE LESSEE” from using it fully, including but not limited to:

a. A suspension or stoppage of its activities for any reason

b. Strikes of any type or class.

c. A suspension that is administratively or judicially decreed by an authority, as well as a partial or total temporary closing of activities, including the temporary or definitive closure of its facilities or of the place at which it is using the LEASED GOODS.

d. Temporary or definitive suspension of the project or the works on which “THE LESSEE” is using the LEASED GOODS, etc.

The foregoing is regardless of the cause or reason for the above-mentioned situations and/or how they come to be resolved. In such cases, the rent on the equipment shall be determined taking as a base the rent of the equipment per se, indicated in Exhibit 1 to this contract, completely subtracting the maintenance expenses included in Clause Two, which states word-for-word:

“Furthermore, the Contract Price includes: rent, maintenance, short-lived equipment, tires, and all shop expenses necessary for its good and adequate maintenance, without any additional charge to the party signing this Contract.”

The foregoing is stipulated because the equipment, since it is not in operation, will not generate maintenance expenses. The sole exception is that since what is involved is specialized labor, payment shall solely and exclusively be recognized that corresponds to “labor” based on the provisions of Exhibit 2, which incorporates Exhibit 1, applicable only for the first month of a stoppage when a Stand By is declared by “THE LESSEE.”

Furthermore, the hours in which the LEASED GOODS have not been used due to the circumstances or cases in which the STAND BY is applicable, shall not be offset, nor shall the term of the Leasing Agreement be extended on said account.

NINE. HOURS OF USE OF THE LEASED GOODS.- Both parties agree as a general rule that the sum stipulated in this leasing agreement as a leasing price allows “THE LESSEE” to use the LEASED GOODS FOR 300 (THREE HUNDRED) hours minimum, for each period. On the other hand, “THE LESSOR” guarantees that each of the units, pieces of equipment, or machinery comprising the LEASED GOODS is capable of being used without greater mechanical or maintenance problems for up to 480 hours per month, which does not imply that the minimum period of use is extended. Accordingly, the payment of monthly rent covers the agreed upon 300 hours of use in favor of “THE LESSEE” as a minimum, and, as a consequence, any excess hours shall be paid as indicated in the following paragraph.

As an exceptional case, the parties agree that if the leased equipment is used beyond the originally established hours, the price to be paid for each excess hour is 100% (ONE HUNDRED PERCENT), of the price corresponding to each normal hour of use in accordance with the stipulations of this Leasing Agreement.

In order to determine the sums that “THE LESSEE” shall pay to “THE LESSOR” for excess use of the LEASED GOODS, a reading or readings shall be taken, which shall be made using the time meter(s) installed. For said purpose, “THE LESSEE” agrees that “THE LESSOR” shall provide the maintenance making it possible to maintain both the LEASED GOODS and the time meters of each of the units in a good state of conservation and operation, and therefore “THE LESSEE” shall immediately and unquestionably inform “THE LESSOR” of any damage, defect, or malfunction through a written notice, with the understanding that if damage to the time meter(s) is detected, it shall be deemed that the LEASED GOODS have been used for 10 hours a day since the date of the last reading.

TEN. NOTICE OF HOURS OF USE. “THE LESSEE” agrees to notify “THE LESSOR” on the first business day of each week by a fax to number 01 311 2 14 87 82 ext. 2981, or in any other reliable manner, of the number of hours that the LEASED GOODS have been used in the immediately preceding week.

Furthermore, “THE LESSEE” agrees to allow personnel sent and authorized by “THE LESSOR” to make occasional or scheduled inspection visits for the purpose of verifying the condition and operation of the time meter(s), the veracity of the reports on their readings, and the correct use of the LEASED GOODS. “THE LESSEE” also agrees to abide by all recommendations and instructions given by said personnel so that the LEASED GOODS will be appropriately and correctly used.

Furthermore, “THE LESSOR” agrees that on each first day of the corresponding month, “THE LESSOR” shall prepare the report of hours worked per piece of equipment, which “THE LESSOR” shall reconcile with “THE LESSEE” prior to proceeding with the billing.

ELEVEN. INVOICES. “THE LESSOR” shall issue the invoices corresponding to the leasing periods, which “THE LESSEE” must pay, which shall be priced at the agreed-upon leasing price.

In order that “THE LESSEE” may schedule the corresponding payment, “THE LESSOR” agrees and assumes an obligation to fax and e-mail the corresponding invoice to “THE LESSEE” at: svazquez@msx.com.mx and lrodriguez@msx.com.mx and lbanda@msx.com.mx, and once the corresponding payment is made, “THE LESSOR” shall remit the original invoice to the “THE LESSEE’s” domicile.

If applicable, “THE LESSOR” may issue another invoice or invoices, of which the amount(s) must coincide with the sums that “THE LESSEE” must pay as the amount or price of:

1) Excess hours for which “THE LESSEE” has used the LEASED GOODS during the immediately preceding period.

2) Replacement parts and spare parts replaced and/or used while doing repair work on the LEASED GOODS that do not correspond to customary maintenance work, caused by collisions, crashes, or blows with the equipment itself or with slope walls, provided that this amount is not greater than what is stipulated in the equipment insurance deductible, where said deductible must not be greater than the sum of US$6,000.00, and it shall be the “THE LESSOR’s” obligation to display the corresponding policies when so requested by “THE LESSEE.”

3) Labor and expenses for which payment is required to perform that work.

4) Defects or items missing from the LEASED GOODS. This(these) invoice(s) shall be paid by “THE LESSEE” within five days following the date on which plain copies of the invoice(s) is/are submitted to “THE LESSEE” and the original shall be delivered against their payment.

TWELVE. LATE FEES: “THE LESSEE” agrees that if it does not pay the monthly rent within 5 days of the due date of each calendar month, the cost it shall be obligated to pay for the leasing, or if upon expiration of the leasing agreement it fails to return the equipment leased to it, “THE LESSEE” shall pay the sum in full established as the leasing amount for each month, plus late-payment interest, if any, accrued under Clause Thirty.

THIRTEEN. DISRUPTION IN THE POSSESSION OF THE LEASED GOODS. If for any reason NOT attributable to “THE LESSOR,” “THE LESSEE” is deprived of the use, enjoyment, or possession of the LEASED GOODS, or they are seized, “THE LESSEE” agrees to continue paying the leasing price during the amount of time that lapses until they are recovered, even if their recovery is attained after the initial expiration of the leasing agreement.

If “THE LESSOR” is in charge of gaining the recovery “THE LESSEE” shall pay “THE LESSOR” all sums that “THE LESSOR” disburses for said purpose. The corresponding payment shall be made within five days following the date on which the corresponding invoice and/or proof of the expenses and costs issued by “THE LESSOR” are submitted to “THE LESSEE.” In such a case, the hours that the LEASED GOODS have not been used shall NOT be offset against the sum agreed upon as a leasing price, nor shall the term of the leasing agreement be extended to offset those hours.

FOURTEEN. NOTICES. “THE LESSEE” agrees to reliably and immediately notify “THE LESSOR” about what has happened if the LEASED GOODS are stolen or seized from it; if someone takes or attempts to take possession of them; as well as about any dispossession, misappropriation, or disturbance in their possession, incurred for any reason. If “THE LESSEE” fails to provide timely notice, “THE LESSEE” shall be liable for all damages thereby caused to “THE LESSOR.”

FIFTEEN. INSURANCE OF THE LEASED GOODS DURING THEIR OPERATION, TRANSPORTATION, AND/OR USE. “THE LESSOR” has taken out an insurance policy on the LEASED GOODS, which covers or protects any physical damage they may incur while being operated, transported, and/or used on dry land at any point within the Mexican Republic. Thus, “THE LESSEE” agrees to operate, transport, and/or use them in keeping with the terms set forth immediately below.

According to the above-referenced policy, the LEASED GOODS are protected or covered while being operated, transported, and/or used within the territory of the Mexican Republic, against loss or accidental or fortuitous damage directly caused by the following risks:

I) DURING THEIR TRANSIT OR TRANSPORTATION BETWEEN POINTS WITHIN THE MEXICAN REPUBLIC. Against ordinary risks of transit, such as losses or property damage caused directly by fire, lightning and/or explosion, as well as by an airplane crash, derailment of a railway car, collision, and roll-over of the transportation vehicle used, including bridge collapses or sinking of the same or of vessels whose use is indispensable to supplement ground transit, and also against property damage incurred during loading and unloading maneuvers.

Losses or damages are not protected or covered if they are occasioned by overloading or hauling that exceeds the capacity authorized by the manufacturer for any operation, transportation, or hoisting of cargo. Therefore, “THE LESSEE” agrees to transport the LEASED GOODS without overloading and without exceeding the capacity authorized by the manufacturer of the means of transportation.

II) DURING THEIR OPERATION AND/OR USE AT ANY POINT IN THE MEXICAN REPUBLIC, against:

Fire, lightning and/or explosion. Cyclone, tornado, high winds, hurricane, and hail. Flooding, (rise in water level), and overflows of rivers, streams, and lakes. Earthquakes and sudden collapse of bridges, docks and sewer systems. Complete theft, blockage, and collapse. Strikes and civil unrest. Breakage derived from one or more of the covered risks. Collapses and landslides. Theft of entire lots.

Excluded are wholesale thefts in which a principal, a person sent by, or an employee or subordinate of “THE LESSEE” is directly or indirectly involved. Such theft is also excluded if it occurs at a time when the LEASED GOODS are not under the responsible custody of some person, since abandoning the LEASED GOODS or leaving them anywhere under the public eye is considered an exclusion in the policy.

If the leased goods incur any type of loss, it shall be “THE LESSEE’s” responsibility to make use of the insurance policy and take the corresponding steps with the insurer for the claim and the settlement thereof, providing any information requested of it, as well as to fully restore the LEASED GOODS until they are in working condition. It shall also be “THE LESSEE’s” responsibility to cover the amount of the corresponding deductible (10% of the amount claimed and accepted by the insurer).

SIXTEEN. TRANSPORTATION. Whenever “THE LESSEE” needs to transport the LEASED GOODS, it shall use the services of a company legally authorized to provide federal public service; and it shall demand that the most appropriate equipment be used for that, such as “LOW BOYS, PLATFORMS, TRAILERS, etc.” Excess weight and/or loads exceeding the maximum dimensions must be authorized by the Department of Communications and Transportation for the transportation unit and/or the goods transported.

SEVENTEEN. OPERATION AND USE. “THE LESSEE” agrees to operate and/or use the LEASED GOODS in a moderate, responsible manner on the works for which they are designed and manufactured, which, in the case at hand, consist of the work of LOADING MATERIALS, which is being or will be carried out in the outskirts of the city of the “PROYECTO SAN XAVIER CERRO DE SAN PEDRO,” San Luis Potosí, United Mexican States; and/or such place as is later designated by mutual agreement. Therefore, “THE LESSEE” may not move them to a different place or use them on works other than those expressed above without “THE LESSOR” first granting its written consent to do so.

EIGHTEEN. For all purposes of this Leasing Agreement, and particularly for the following clauses, it shall be deemed that “THE LESSEE” has the LEASED GOODS in its possession from the time “THE LESSEE” receives them until they are legally and physically returned.

NINETEEN. “THE LESSEE’S” LIABILITY IN CASE OF RISKS, ACCIDENTS, AND/OR DAMAGES PROTECTED OR COVERED BY THE INSURANCE. If, during the entire time that “THE LESSEE” has the LEASED GOODS in its possession, it cannot use them during some period of time on account of a risk, accident, and/or damage that has occurred in such a way that its consequences ARE in fact protected or covered by the insurance of reference, and are repairable, “THE LESSEE” shall continue paying “THE LESSOR” the minimum of 300 monthly hours per unit or piece of equipment comprising the LEASED GOODS during the period running from the time the impediment arises until the needed repair work is concluded, up to a limit of two months, even if that work is concluded after the initial expiration of the leasing agreement. In these cases, the term of the leasing agreement shall not be extended to offset the time that “THE LESSEE” has been unable to use them. “THE LESSEE” shall pay “THE LESSOR” these sums within five days following the date on which a plain copy of the related invoice is submitted to “THE LESSEE,” the original of which shall be delivered to “THE LESSEE” against payment.

Nonetheless, the parties agree that if the above-referenced situation occurs, “THE LESSOR” may make the restitution or else replace the leased goods that are damaged, and the parties may agree upon a prorated payment, which once agreed upon shall form an integral part of this instrument.

Furthermore, if their total loss results for any reason or if they are stolen in such a way that said events ARE in fact covered by the above-referenced insurance, “THE LESSEE” shall pay “THE LESSOR” the minimum of 300 monthly hours per unit or piece of equipment comprising the LEASED GOODS during the period of time running from when the loss or the theft occurs until the insurer makes the corresponding payment, up to a limit of two months, regardless of whether said payment by the insurer is made to it after the term of the leasing agreement has expired. In these cases, “THE LESSEE” shall pay “THE LESSOR” all sums that “THE LESSOR” must pay the insurer as deductibles and/or co-insurance, and any other item directly related thereto; (10% of the amount claimed and accepted by the insurer). This payment shall be made within five days following the date on which a plain copy of the corresponding invoice is submitted to “THE LESSEE.”

TWENTY. “THE LESSEE’S” LIABILITY FOR RISKS, ACCIDENTS, AND/OR DAMAGES, TOTAL OR PARTIAL LOSS, NOT PROTECTED OR COVERED BY THE INSURANCE. “THE LESSEE” assumes liability, at its cost, during the entire time that it has the LEASED GOODS in its possession, for all risks, accidents, and/or damages, and partial loss it incurs. In these cases, “THE LESSEE” shall be obligated to pay “THE LESSOR” the minimum of 300 monthly hours per unit or piece of equipment comprising the LEASED GOODS from the period that runs from the time those risks, accidents and/or damages, and loss arise, until they are completely repaired, up to a limit of two months, regardless of whether the repair is concluded after the initial term of the leasing agreement expires. Furthermore, “THE LESSEE” shall pay the amount for the replacement parts and/or the parts that must be used and/or replaced, as well as the amount for labor and expenses required to perform the necessary repair work.

“THE LESSEE” also assumes liability, at its cost, for risks or accidents that result in the total loss of the LEASED GOODS; as well as for the case that they are stolen, if the same occur in such a way that they are NOT covered by the above-referenced insurance. In such cases, “THE LESSEE” shall pay “THE LESSOR” the price of the LEASED GOODS, which price “THE LESSEE” as of now accepts and agrees shall be a sum similar to the sum stated as the insured value. The payments to which this clause refers [shall be made] within five days following the date on which the copy of the related invoice is submitted to “THE LESSEE.”

TWENTY-ONE. “THE LESSEE’S” LIABILITY VIS-à-VIS THIRD PARTIES FOR THE OPERATION, TRANSPORTATION, AND/OR USE OF THE LEASED GOODS. Considering that the above-mentioned insurance policy DOES NOT cover or protect civil liability that could arise vis-à-vis Third Parties as a consequence of the transportation, operation, or use of the LEASED GOODS, “THE LESSEE” totally assumes the liability, at its cost, provided that there is no negligence on the part of “THE LESSOR,” during the entire time “THE LESSEE” has the same in its possession. Thus, “THE LESSEE” shall be liable to third parties for any injuries and/or damages occasioned upon third parties in their persons or their property. This liability includes anything occasioned as a consequence of fortuitous circumstances or force majeure, or any other case in which damages are inflicted upon third parties. If “THE LESSOR” is obligated to pay any sum derived from the liability assumed herein by “THE LESSEE,” “THE LESSEE” shall reimburse that sum to “THE LESSOR” within five days following the date on which the copy of the related invoice is submitted to “THE LESSEE.”

TWENTY-TWO. DELIVERY AND RETURN OF THE LEASED GOODS. “THE LESSEE” receives the LEASED GOODS upon signing the Leasing Agreement, and this document serves as proof thereof. Nonetheless, the delivery is also recorded in another document named “CERTIFICATE OF DELIVERY OF THE LEASED GOODS,” which notes the conditions of wear and state of repair in which they are delivered, the equipment with which they are furnished, and the number of hours indicated on the time meter(s).

TWENTY-THREE. The return of the LEASED GOODS, whether on account of the conclusion of the term of the leasing agreement, or because the rescission of the leasing agreement has been declared, shall be made at the maneuvering yards that ICA has, located in the town of Tepotzotlán, State of México. That shall also be recorded in a document named “CERTIFICATE OF RETURN OF THE LEASED GOODS,” which shall take note of the conditions of wear and state of repair in which the leased goods are returned, the equipment with which it is returned, missing items, if any, and the number of hours indicated on the time meter(s), as well as any damage, defects, and visible missing items noted.

TWENTY-FOUR. The documents referred to in the two preceding clauses must be signed by “THE LESSOR” and by “THE LESSEE.” If, at the time these documents must be signed “THE LESSEE” is not present or has not sent someone authorized to sign them, the documents shall be prepared and signed by at least two persons designated by “THE LESSOR.” In these cases, a copy of the documents mentioned shall be made available to “THE LESSEE” at “THE LESSOR’s” domicile, so that “THE LESSEE” may apprise itself of their content, and, if applicable, make such observations as it deems pertinent. If “THE LESSEE” fails to do so within eight business days counting from the date on which they have been prepared, it is agreed that “THE LESSEE” shall acknowledge and accept as valid whatever is recorded in the above-referenced documents regarding the conditions of delivery and/or receipt of the LEASED GOODS.

TWENTY-FIVE. RETURN OF THE LEASED GOODS. “THE LESSEE” agrees to return the LEASED GOODS, and they shall be delivered at “THE LESSOR’s” yards located in Tepotzotlán, State of México, (which is understood to mean that the same are physically placed at “THE LESSOR’s” domicile), within seven days following the conclusion of the term of the leasing agreement or of any form of communication or notification to “THE LESSEE” that the leasing agreement has been rescinded. The return shall be made at “THE LESSEE’s” cost, at “THE LESSOR’s” domicile, in the same conditions of wear and state of repair in which they were delivered to “THE LESSEE,” except for normal wear and tear caused by the moderate and responsible use that “THE LESSEE” agrees to make of them. It is also agreed that if “THE LESSEE” fails to return the LEASED GOODS under the terms and conditions agreed to for said return, “THE LESSOR” may: (i) make use of any lawful means at its disposal for the sole effect of immobilizing the LEASED GOODS, or (ii) take possession of the LEASED GOODS wherever they may be, and do what it sees fit with them, thereby preventing them from being further used by “THE LESSEE,” with respect to the rights of third parties.

TWENTY-SIX. If for any reason, “THE LESSEE” fails to return the LEASED GOODS within the term in which “THE LESSEE” must do so as stipulated above, “THE LESSEE” shall pay “THE LESSOR,” as a contractual penalty, the minimum of 300 monthly hours per unit or piece of equipment comprising the LEASED GOODS, for the entire time of delay in returning them.

TWENTY-SEVEN. “THE LESSEE” agrees to suspend the use and/or operation of the LEASED GOODS during the entire time necessary to carry out the work mentioned in the preceding clauses. The time required to carry out such work shall not be offset against the time that the Leasing Agreement allows “THE LESSEE” to use them.

TWENTY-EIGHT. If “THE LESSEE” fails to suspend the use and/or operation of the LEASED GOODS so that the above-mentioned work can be carried out, “THE LESSEE” shall be responsible for any damages and/or defects incurred on said account. Thus, “THE LESSEE” shall also bear the cost of replacement parts and/or spare parts that need to be used or replaced upon performing the necessary repair work and the price of labor and expenses that must be paid in order to carry out said work.

TWENTY-NINE. “THE LESSEE” shall, under its responsibility, prohibit and prevent persons who are not authorized by “THE LESSOR” from engaging in any repair work on the LEASED GOODS.

Both parties agree that the labor required by “THE LESSOR” for carrying out the services and maintenance on the equipment, shall be provided by the company named Servicios del Plata y Oro S.A. de C.V. (SPO). Such workers must be members of the Union with which said company has its collective bargaining agreement, and “THE LESSOR” accepts a charge for the number of personnel that it requires, and accepts having that charge deducted.

THIRTY. LATE-PAYMENT INTEREST. If “THE LESSEE” is late with respect to the payment of any sum that it must pay “THE LESSOR” in accordance with the Leasing Agreement, “THE LESSEE” shall pay late-payment interest, which shall be calculated at the rate of 2.25% (TWO POINT TWENTY-FIVE PERCENT) per month, if the sum owed is denominated in dollars, and at the rate of 5.00% (FIVE PERCENT) per month, if the sum owed is denominated in Mexican currency. Said late-payment interest shall be computed from the time that the default commences up until payment is made. In addition, “THE LESSEE” shall pay the sums corresponding to Value Added Tax on that interest.

THIRTY-ONE. RESCISSION. Notwithstanding the above, with respect to the payment of late-payment interest, it is agreed that in case of nonperformance by “THE LESSEE” of any obligation it assumes under the Leasing Agreement, particularly its payment obligations, “THE LESSOR” may request the rescission of the Leasing Agreement in or out of court, and, as a consequence, the immediate return of the LEASED GOODS; as well as the payment of the sums related to: (i) the leasing periods owed to “THE LESSOR,” (ii) the periods up until the LEASED GOODS are returned; (iii) the contractual penalty for the agreed upon amount, as indicated in Exhibit No. 2 of this Instrument; (iv) late-payment interest at the rate stipulated above; and, (v) if applicable, any damages occasioned upon “THE LESSOR” on account of “THE LESSEE’s” nonperformance. It is also agreed that “THE LESSOR” may, at its option, demand the payment of the sums owed to it by bringing any legal actions resulting from the Leasing Agreement. If “THE LESSOR” opts for an out-of-court rescission, “THE LESSOR” shall so notify “THE LESSEE,” who shall have five business days to determine whatever is in “THE LESSEE’s” interest and, if applicable, offer evidence. Once that period has lapsed, “THE LESSOR” shall decide whether to grant an extension, which must be in writing, to cure the breach or to rescind this Leasing Agreement. This clause is considered an express avoidance clause accepted by the parties.

It is also agreed that, without any liability whatsoever for the same, upon expiration of the term of the Leasing Agreement, or once the rescission thereof is in any way communicated to “THE LESSEE,” or once “THE LESSEE” is summoned to the related lawsuit, “THE LESSOR” may make use of any legally appropriate means to immobilize the LEASED GOODS and thus make sure that they are no longer being used, due to said failure to make payment, or “THE LESSOR” may also take possession of the LEASED GOODS wherever they may be, and do what it sees fit with them, without being liable for any criminal wrongdoing.

THIRTY-TWO. FORCE MAJEURE.

“THE LESSEE” shall not be liable beyond the payment for the LEASED GOODS for damages, nonperformance, obligations, or debts that could arise on account of fortuitous circumstances or force majeure that are beyond its control, such as a strike, work stoppage, (with respect to which it has not contributed on account of the nonperformance of its employer obligations and provided it is not the cause thereof) war, sabotage, official provisions, general civil unrest or group disturbances, seismic activity, floods, hurricanes, or natural or weather phenomena that could not be foreseen. “THE LESSEE” is also exempt from liability for acts of the authorities and public entities that could affect the party, provided that said acts did not originate from any nonperformance or act attributable to either of the parties.

Under the circumstances indicated in the preceding paragraph, “THE LESSEE” may request the early termination of this leasing agreement by proceeding to report said circumstance to “THE LESSOR,” and, as a consequence, “THE LESSEE” shall proceed, as soon as possible, within a maximum of 10 calendar days, to pay any outstanding debts and shall therefore proceed to return the LEASED GOODS under the terms set forth in the Leasing Agreement.

“THE LESSOR,” agrees that under the premises set forth in the paragraphs of this clause, it expressly waives the right to demand or collect the rest of the monthly rents covering the term of this leasing agreement. In other words, only the debts for the rent for the month underway must be paid, and “THE LESSOR” may not demand the rest of the months referred to in Clause One of this leasing agreement. Nonetheless, in such a situation, “THE LESSEE” shall pay the contractual penalty indicated in Exhibit 2 of this leasing agreement.

THIRTY-THREE. PROHIBITION AGAINST SUBLEASING. “THE LESSEE” may not in any way or under any arrangement sublease the LEASED GOODS. Neither may “THE LESSEE,” without prior written consent from “THE LESSOR,” convey, assign, or transfer the rights granted to it under the Leasing Agreement.

THIRTY-FOUR. All sums expressed in dollars in the Leasing Agreement are denominated in DOLLARS OF THE UNITED STATES OF AMERICA (U.S. DOLLARS). Thus, “THE LESSEE” acknowledges and agrees that payment obligations resulting from entering into this Leasing Agreement are contracted in U.S. DOLLARS, and that since those payment obligations are to be performed in the Mexican Republic, they shall be settled through the delivery, made to “THE LESSOR,” of their equivalent in Mexican currency, at the exchange rate published by the Banco de México in the Official Gazette of Mexico on the banking day immediately preceding the date on which payment is made, as set forth in Article 8 of the Monetary Act of the United Mexican States.

THIRTY-FIVE. AMENDMENTS TO THE LEASING AGREEMENT. It is agreed that any amendment to the conditions and/or clauses of the Leasing Agreement shall have no value or legal effect whatsoever, unless they are set forth in writing and signed.

Both parties agree that for greater legal security, they may confirm their respective signatures before a notary public. Any expenses incurred on said account shall be borne by “THE LESSEE.”

THIRTY-SIX. DOMICILES.

Of “THE LESSOR”:

Minería 145 Edificio B, Col. Escandón, Delegación Miguel Hidalgo, Distrito Federal, C.P. 11800, with Federal Taxpayer Registration Code DDP0612149X9.

Of “THE LESSEE”:

Prolongación Estatuto Jurídico 1238-7 Fraccionamiento Tangamanga, San Luis Potosí, SLP

THIRTY-SEVEN. WAIVER OF DEFECTS IN CONSENT.

Both parties state that in this leasing agreement, there is no error, misrepresentation, coercion, excess or inadequacy of consideration, bad faith, or any other defect in consent that could invalidate the same, for which reason they reciprocally waive the right to invoke such grounds in the future.

THIRTY-EIGHT. APPLICABLE LEGISLATION AND JURISDICTION. For all matters related to the interpretation and performance of this leasing agreement, the parties expressly submit to the jurisdiction of the ordinary courts of competent jurisdiction of Mexico City, Federal District, and they hereby waive any other jurisdiction that could be applicable to them by reason of their present or future domiciles.

THIS INSTRUMENT HAS BEEN READ TO THE CONTRACTING PARTIES, AND BEING AWARE OF ITS CONTENT, SCOPE, AND LEGAL FORCE AND EFFECT, THEY SIGN IT IN TRIPLICATE IN THE CITY OF SAN LUIS POTOSÍ, S.LP, ON THE FIRST DAY OF JANUARY OF THE YEAR TWO THOUSAND EIGHT (JANUARY 1, 2008).

FOR “THE LESSOR” DESARROLLADORA DE PROYECTOS HIDROELÉCTRICOS, S.A. DE C.V. /s/ Alfredo sanchez gomez Mr. ALFREDO SÁNCHEZ GÓMEZ, ENGINEER LEGAL REPRESENTATIVE	FOR “THE LESSEE” MINERA SAN XAVIER, S.A. DE C.V. /s/ Luis Rodolfo Rodriguez MR. LUIS RODOLFO RODRÍGUEZ, ATTORNEY LEGAL REPRESENTATIVE

WITNESSES

/s/ Juan Guerrero Peralta MR. JUAN GUERRERO PERALTA, ENG. GENERAL MANAGER OF MSX	/s/ Gerardo Olvera Hernandez MR. GERARDO OLVERA HERNÁNDEZ, ENG. MSX MINE MANAGER

EXHIBIT 2 PENALTY FOR EARLY TERMINATION IN US DOLLARS
Early Termination Period	Penalty Amount 1st Year, per Month: US$2.0 Million	Early Termination Period	Penalty Amount 2nd Year, per Month:	Early Termination Period	Penalty Amount 3rd Year
	Base Quantity for Entire Period US$2.0 Million		Base Quantity at End of the Period US$1.0 Million		Base Quantity at End of the Period US$500,000.00 Thousand
Jan-2008	US$2.0 Million	Jan-2009	US$1,500,000.00	Jan-2010	US$750,000.00
Feb-2008	US$2.0 Million	Feb-2009	US$1,500,000.00	Feb-2010	US$750,000.00
March-2008	US$2.0 Million	March-2009	US$1,500,000.00	March-2010	US$750,000.00
April-2008	US$2.0 Million	April-2009	US$1,500,000.00	April-2010	US$750,000.00
May-2008	US$2.0 Million	May-2009	US$1,500,000.00	May-2010	US$750,000.00
June-2008	US$2.0 Million	June-2009	US$1,500,000.00	June-2010	US$750,000.00
July-2008	US$2.0 Million	July-2009	US$1,000,000.00	July-2010	US$500,000.00
Aug-2008	US$2.0 Million	Aug-2009	US$1,000,000.00	Aug-2010	US$500,000.00
Sept-2008	US$2.0 Million	Sept-2009	US$1,000,000.00	Sept-2010	US$500,000.00
Oct-2008	US$2.0 Million	Oct-2009	US$1,000,000.00	Oct-2010	US$500,000.00
Nov-2008	US$2.0 Million	Nov-2009	US$1,000,000.00	Nov-2010	US$500,000.00
Dec-2008	US$2.0 Million	Dec-2009	US$1,000,000.00	Dec-2010	US$500,000.00